Exhibit 10.6

CONSULTANT SERVICES AGREEMENT

NAVITRAK INTERNATIONAL CORPORATION ("Client") with offices at 114 West Magnolia Street, Suite 446, Bellingham Washington 98225 and ADButler & Associates, Inc. ("Consultants") with offices at 4012 Guinea Road, Fairfax, VA 22032 hereby mutually agree to a Consulting Services Agreement ("Agreement') beginning 1 October 2004 for the provision of consulting, marketing, and advisory services by the Consultant to Client.

Services

Consultant shall provide all appropriate services to client to gain, or facilitate gaining, new or expanded sales of Client's products and research services. Consultant provided services shall include, but shall not be limited to, the provision of technical data, analysis, marketing information and assistance, networking initiatives, and advice relating to the sale and funding of Client's products and services. Consultant's services shall be directed to organizations judged to be the bet prospects for acquisition of Client's products and services. These organizations will include, but are not limited to, the Department of Defense (DOD) and other US Government agencies and their associated entities; any State or Local Governments and their associated entities; and private firms (collectively known as "Organizations"). The Client and Consultant agree that in the first 90 days of the Agreement the Consultant shall contact and use his best efforts to arrange a meeting with the Consultants protected contacts in Exhibit C. The services may be in written and/or oral form. These services may include reports, briefings, analysis, recommendations, and/or other items important to the Client's interests.

Performance Period and Termination

This Agreement shall commence on the date first written above and shall continue for the period described in "Exhibit A" (Statement of Work), unless sooner terminated by the Consultant, with or without cause, for any reason, upon 30 days written notice. In addition, this Agreement may be terminated by the Client with 30 days written notification to Consultant in the event the Consultant is not performing in compliance with Exhibit A. Upon termination of this Agreement for any reason, each Party shall be released from all obligations and liabilities to the other occurring or arising after the effective date of termination, except for those provisions stipulated in Exhibit B.

Payment for Services

In consideration for Consultant's Services, described in paragraph 2 above, Client shall pay Consultant the fees as set forth in "Exhibit B" (Consultant Services Fees), subject to the terms and conditions therein.

Relationship of Parties

A.           It is agreed that consultant services are made available to the Client on the basis that Consultant shall retain individual professional status and is independent to Client and is not an employee of Client.

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B.           Neither the Consultant nor any employees, associated, consultants, agents, representatives, assignees, or successors will be eligible for any Client employee benefits.

C.           Client will not make deductions from its payment of fees to Consultant for taxes, insurance, bonds or any subscription of any kind.

D.           Consultant acknowledges the obligations to report as income and pay all taxes on compensation received pursuant to this Agreement.

Confidentiality

Consultant agrees to keep in confidence all information relating to the research, development, projects, programs, secret processes, finances, knowledge or personal data that may be acquired pursuant to or in connection with this agreement.

Consultant's Associates

A.           Each of Consultant's employees and associates with access to confidential or proprietary information or who performs work pursuant to this Agreement shall sign an appropriate non-disclosure agreement.

B.           Consultant shall exercise discretion in determining work location, hours, and rules. However, to the extent possible, when on the premises of Client, Consultant shall observe the working hours and rules of such premises.

Miscellaneous

A.           Consultant shall not assign or delegate obligations under this Agreement either in whole or in part without written consent of Client.

B.           Complete Understanding: Modification   This Agreement constitutes the full and complete understanding and agreement of the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements relating to such subject matter. Any waver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement this 14th day of January, 2005.

/s/ Allen D. Butler	/s/ Robert Knight
Allen D. Butler President and CEO ADButler & Associates, Inc.	Robert Knight Chief Executive Officer NAVITRAK INTERNATIONAL CORPORATION

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"Exhibit A"

Statement of Work

I.	SCOPE

This Statement of Work (SOW) defines the work and expectations to be performed by ADBUTLER & ASSOCIATES, INC. ("Consultant") for NAVITRAK INTERNATIONAL CORPORATION ("Client"). This SOW is focused on assisting the CEO of Navitrak International, the CEO of Navitrak Engineering, and The Director of US Operations of Navitrak International with ongoing projects, and includes the development of information, creation of strategies, development of marketing plans, and introductions to Organizations' decision makers. This SOW also dictates other tasks needed to identify, create and develop appropriate Organizations and government interest for funding system, product and services sales opportunities and research activities for the Client.

II.	OBJECTIVES

A.           Identification, creation, and development of opportunities within Organizations to close sales of Client's products, services and programs.

B.           Identification of opportunities supportive of procuring Client's products, services, and/or programs.

III.	TASKS

A.           Work with the CEO and those he designates to identify opportunities within Organizations that may have a requirement for the Client's products, services, and/or programs.

B.           Plan, coordinate and assist in preparing requisite materials and presentations to develop support from potential buyers of Client's products, services and/or programs.

C.	Represent the Client at seminars and conventions "as required".

D.           Develop appropriate Organizations customer action plans for use by Client to facilitate contact, interchange of ideas, discussion of requirements, and demonstration of products, services and/or programs as solutions to requirements.

E.	Accompany Client to briefings and meetings with potential customers as required.
F.	Assist in requirements development for possible procurements.
G.	Provide insight into DOD issues which impact Client equipment procurements.

H.           Identify appropriate members of Government Agencies to further work in obtaining and/or facilitate obtaining funding for the acquisition of Client's products, services, and/or programs.

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I.             Conduct travel, office calls and meetings with potential customers as approved or directed by client.

IV.	PLACE OF PERFORMANCE

Costs of local travel in and around Washington DC area will be born by Consultant. Travel to and from locations outside the Washington DC area will be performed on a cost-reimbursement basis and pre-approved by Client.

V.	PERIOD OF PERFORMANCE

This SOW will be in effect from 1 October 2004, and will continue at will unless sooner terminated by either party in accordance with page one of the basic agreement.

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"Exhibit B"

Consultant Service Fees

NAVITRAK INTERNATIONAL CORPORATION ("Client") agrees to pay ADBUTLER & ASSOCIATES, INC. ("Consultant") according to the following listed events and occurrences:

A.

Monthly rate of $10,000 during the period of performance as specified in "Exhibit A" the Statement of Work. Consultant represents that he has retained General Richard W. Potter and Thomas House as associates and that combined these 2 individuals, as well as Allen D. Butler as principal, shall dedicate a minimum of 10 working days per month solely to Navitrak activities in return for this monthly fee. From time to time, on a mutually agreeable negotiated basis, the Consultant may accept common shares in Navitrak International in lieu of cash payment.

B.	Consultant will be paid as invoiced, but no more than one invoice monthly.
C.	Invoices are to be paid to Consultant by Client within 15 days from receipt.
D.	Consultant will be reimbursed for travel expenses "as approved travel occurs" using the Department of Defense Joint Travel Regulations (JTR) as a guide.
E.

Consultant will be paid a performance fee equal to 5%^ of the gross revenue earned from the procurement of Clients products or services from an Organization on the Consultants protected list, such list to be updated form time to time. Pricing on all business must be approved in writing by Navitrak CEO.

F.	Consultant shall be granted 60,000 options in the Company on terms determined by the Navitrak Board of Directors in accordance with the Option Plan.

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"Exhibit C"

Consultant's "Protected List"

The Consultant shall be eligible for a performance fee on sales (procurements) from the following list of organizations:

Joint Personnel Recovery Agency

Lightweight Video Reconnaissance System

US Army Special Operations Command

Air Force Special Operations Command

US Army Infantry School DCD

US Army Aviation School

US Army Ranger School

Long Range Reconnaissance school

101st Airborne Division

82nd Airborne Division

Air Force Survival School

Navy Survival School

Air Force Para Jumpers

Air Force Special tactics Teams

Sierra Nevada Corporation

ITAC

AVRDEC Huntsville, AL.

AATD Ft Eustis, VA

Army PM UAVs

Air Force PM UAVs

Boeing

CNI Corp

Aerial Reconnaissance Low

Army PEO Soldier

Rapid Equipping Force

Blue Force Tracker Program Office

It is anticipated that this list shall be updated form time to time, with any addition to be approved in writing by the CEO.

In order to maintain protected status the Consultant shall provide Navitrak with quarterly updates on the status of the positioning and activities of and on behalf of Navitrak with each protected client. Navitrak in turn shall immediately forward any correspondence received directly form any protected customer to the consultant.

It is anticipated that the Consultant performance fee shall be equal to 5% of the gross revenue of the procurement. However, from time to time, the Client and the Customer may negotiate this performance fee, in order to reflect the specific economics of a proposed transaction.

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